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                                                                Exhibit (a)(4)


[MERRILL LYNCH LOGO]
Four World Financial Center
New York, New York 10080
                           OFFER TO PURCHASE FOR CASH

                       16,730,502 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         BARRETT RESOURCES CORPORATION
                                       AT

                              $73.00 NET PER SHARE

                                       BY

                          RESOURCES ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF

                          THE WILLIAMS COMPANIES, INC.

      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JUNE 11, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                    May 14, 2001
To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

      We have been appointed by Resources Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Williams Companies, Inc., a Delaware corporation ("Williams"), to act as Dealer Manager in connection with Purchaser's offer to purchase 16,730,502 shares of common stock, par value $0.01 per share (including the associated Rights (as defined below), the "Shares") of Barrett Resources Corporation, a Delaware corporation ("Barrett Resources"), at a purchase price of $73.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 14, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. As used herein, "Rights" means the preferred stock purchase rights (the "Rights") associated with the Shares and issued under the Rights Agreement (the "Rights Agreement") dated as of August 5, 1997 by and between Barrett Resources and Fleet National Bank, as successor to BankBoston, N.A., as Rights Agent, as amended. Unless the content otherwise requires, all references to the Shares shall be deemed to include the Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

      If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

      Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
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      The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration date of the Offer at least 16,730,502 Shares on the date Shares are accepted for payment and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The Offer is not subject to a financing condition. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See the Introduction and Section 14 of the Offer to Purchase.

      THE BOARD OF DIRECTORS OF BARRETT RESOURCES HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW), AND THE MERGER AGREEMENT (AS DEFINED BELOW), HAS DETERMINED THAT THE TERMS OF EACH ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF BARRETT RESOURCES, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE THE MERGER AT THE TIME OF BARRETT RESOURCES' STOCKHOLDER MEETING.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 7, 2001 (the "Merger Agreement"), by and among Williams, Purchaser and Barrett Resources, pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, including approval of stockholders of Barrett Resources, Barrett Resources will merge with and into Purchaser with Purchaser continuing as the surviving corporation, unless certain conditions related to the United States federal income tax treatment of the Offer and the Merger of Barrett Resources with and into Purchaser are not satisfied, in which case Purchaser will merge with and into Barrett Resources with Barrett Resources as the surviving corporation (collectively, the "Merger"). In the Merger, stockholders of Barrett Resources will exchange each of their Shares for 1.767 shares of Williams common stock, par value $1.00 per share, with cash in lieu of fractional shares. The exchange ratio of 1.767 shares of Williams common stock per Share is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of either shares of Williams common stock or Barrett Resources Shares. The market price of shares of Williams common stock at the time the Merger is completed may therefore be higher or lower than their price on the date of this document and on the date of the special meeting of stockholders to be held to vote on the Merger. As a result, the Williams common stock you as a Barrett Resources stockholder would receive in the Merger may be worth more or less than the price being offered for the Shares in the Offer. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR BOTH BARRETT RESOURCES SHARES AND SHARES OF WILLIAMS COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. Section 11 of the Offer to Purchase contains a more detailed description of the Merger Agreement, the Offer, the Merger and the consideration payable in the Merger in respect of the Shares.

      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

             1. The Offer to Purchase dated May 14, 2001.

             2. The Letter of Transmittal for your use to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

             3. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

             4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to EquiServe Trust Company, N.A. (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

             5. A letter to stockholders from Peter Dea, the Chairman of the Board of Directors of Barrett Resources, accompanied by Barrett Resources' Solicitation/Recommendation Statement on Schedule 14D-9.

             6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

             7. A return envelope addressed to the Depositary.

      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITH-

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DRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JUNE 11,
2001, UNLESS THE OFFER IS EXTENDED.

      In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book Entry Transfer Facility (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

      If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

      Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      Merrill Lynch & Co.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, BARRETT RESOURCES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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